EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IRON MOUNTAIN INCORPORATED

AS AMENDED OCTOBER 16, 2006

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
IRON MOUNTAIN INCORPORATED

FIRST. The name of the Corporation is Iron Mountain Incorporated.

SECOND. The address of the Corporation’s registered office in the State of Delaware and New Castle County is Corporation Service Company, Suite 400, 2711 Centerville Road, City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD. The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Two Hundred Ten Million (410,000,000) shares, of which Two Hundred Million (400,000,000) shall be Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shall be Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

A description of the respective classes of stock and a statement of the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A. COMMON STOCK.

4.1. General.   All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

4.2. Dividends.   Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4.3. Dissolution, Liquidation or Winding Up.   In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

4.4. Voting Rights.   Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).

Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of the Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock.  There shall be no cumulative voting.  Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

B. PREFERRED STOCK.

Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock), different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions (a “Certificate of Designation”) shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Certificate of Incorporation.

FIFTH. The name and address of the incorporator is as follows:

Name	Mailing Address
Garry B. Watzke	745 Atlantic Avenue, 10th Floor, Boston, MA 02111

SIXTH. The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

6.1. Management Under Direction of Board.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

6.2. Amendment of Bylaws.   The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation.

6.3.  No Stockholder Action By Written Consent.   Subject to the rights of holders of shares of any class or series of Preferred Stock in respect of actions to be taken by such shares, stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

6.4. Place for Keeping Books.   The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

6.5. Calling of Stockholder Meetings; Business Transacted.   Subject to the rights of holders of shares of any class or series of Preferred Stock in respect of meetings of the holders of such shares, meetings of stockholders may be called at any time only by the Chairman of the Board of Directors (if any), the President, or a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

SEVENTH. The Corporation is to have perpetual existence.

EIGHTH.

8.1. Number of Directors.   The number of directors of the Corporation initially shall be eight (8) which number may thereafter be increased or decreased solely by resolution of the Board of Directors; provided, however, that no such increase or decrease shall result in the Corporation having fewer than three (3) directors.

8.2. Election of Directors.   Elections of directors need not be by written ballot except as and to the extent provided in the Bylaws of the Corporation.

8.3. Term; Vacancies.   Each director shall hold office until the expiration of the term for which he or she was elected and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. Any vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the Board (though less than a quorum) or by a sole remaining director or, only if no directors remain, by the stockholders and each person so elected shall be a director to serve for the balance of the unexpired term. A director elected to fill a vacancy on the Board shall be elected for a term expiring at the next annual meeting. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

8.4. Stockholder Nominations and Introduction of Business, Etc.   Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the Bylaws of the Corporation.

8.5. Rights of Preferred Stock.   The provisions of this Article are subject to the rights of the holders of any series of Preferred Stock from time to time outstanding.

NINTH. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.